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                                   EXHIBIT 23

                    Consent of Independent Public Accountants




The Board of Directors
First Manitowoc Bancorp, Inc.:

We consent to the incorporation by reference in the Registration Statement (No. 333-85749) on Form S-8 of First Manitowoc Bancorp, Inc. of our report dated January 31, 2003 relating to the consolidated balance sheets of First Manitowoc Bancorp, Inc. and its subsidiary as of December 31, 2002 and 2001 and the related consolidated statements of income, shareholders' equity, and cash flows for the three years ended December 31, 2002, 2001 and 2000 which report appears in the December 31, 2002 annual report on Form 10-K of First Manitowoc Bancorp, Inc.




Wipfli Ullrich Bertelson LLP

Green Bay, Wisconsin
March 14, 2003